April 11, 2014

Dear Cole Credit Property Trust, Inc. Stockholder:

As you know, Cole Credit Property Trust, Inc. (“CCPT”) entered into an Agreement and Plan of Merger, dated March 17, 2014 (the “Merger Agreement”), with American Realty Capital Properties, Inc. (“ARCP”) and Desert Acquisition, Inc. (“Merger Sub”), a wholly-owned subsidiary of ARCP, which provides for the acquisition of CCPT by ARCP. Pursuant to the Merger Agreement, Merger Sub commenced a tender offer (the “Offer”) pursuant to which Merger Sub has offered to purchase all of the outstanding shares of CCPT’s common stock (the “Shares”), at a price per Share of $7.25, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in Merger Sub’s Offer to Purchase. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Friday, April 25, 2014 (which is the end of the day on April 25, 2014), subject to extension in certain circumstances as required or permitted by the Merger Agreement and applicable law.

We are writing to inform you that today, Merger Sub and ARCP filed Amendment No. 2 to their Tender Offer Statement and Schedule 13e-3 Transaction Statement on Schedule TO (as amended, the “Schedule TO”) and the Offer to Purchase included as an exhibit thereto (the “Offer to Purchase”), and CCPT filed Amendment No. 1 to its Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Schedule 14D-9”) and Amendment No. 1 to its Rule 13e-3 Transaction Statement (collectively, the “Amendments”), all originally filed with the Securities and Exchange Commission (“SEC”) on March 31, 2014.

The Amendments provide additional disclosure about the Offer and the transactions contemplated by the Merger Agreement, including, among other things, additional information regarding the financial analysis performed by CCPT’s financial advisor in connection with the Offer and the Merger and the appraisal of CCPT’s properties. The terms and conditions of the Offer remain the same, as set forth in the tender offer materials previously disseminated by ARCP, Merger Sub and CCPT. All of the tender offer materials, including the Amendments, are accessible to CCPT stockholders free of charge at the SEC’s website at www.sec.gov, and by contacting the information agent for the Offer, Cole Capital Corporation, as described below. CCPT STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SCHEDULE TO, THE OFFER TO PURCHASE AND THE SCHEDULE 14D-9 AND ALL AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES IN THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.

WE STRONGLY ENCOURAGE YOU TO TENDER YOUR SHARES TODAY.

2325 EAST CAMELBACK ROAD, SUITE 1100 | PHOENIX, ARIZONA 85016 | WWW.COLECAPITAL.COM

SECURITIES DISTRIBUTED BY AFFILIATE BROKER-DEALER: COLE CAPITAL CORPORATION, MEMBER FINRA/SIPC

COLE CAPITAL: AN AMERICAN REALTY CAPITAL PROPERTIES COMPANY

If you have any questions about how to tender your Shares, please contact the information agent for the Offer, Cole Capital Corporation, at 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, or toll free at (866) 907-2653.

Thank you for your consideration.

Sincerely,

AMERICAN REALTY CAPITAL PROPERTIES, INC. /s/ Lisa E. Beeson ______________________________ Lisa E. Beeson Chief Operating Officer	COLE CREDIT PROPERTY TRUST, INC. /s/ Nicholas S. Schorsch ______________________________ Nicholas S. Schorsch Chairman, Chief Executive Officer and President

2325 EAST CAMELBACK ROAD, SUITE 1100 | PHOENIX, ARIZONA 85016 | WWW.COLECAPITAL.COM

SECURITIES DISTRIBUTED BY AFFILIATE BROKER-DEALER: COLE CAPITAL CORPORATION, MEMBER FINRA/SIPC

COLE CAPITAL: AN AMERICAN REALTY CAPITAL PROPERTIES COMPANY